Exhibit 10.1
TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made this 15th day of June 2024 (the “Effective Date”) by and between Allied Gaming & Entertainment, Inc., a Delaware corporation (the “Company”), Elite Fun Entertainment Limited (incorporated under the laws of Macao, “Elite Fun Entertainment”), and Elite Fun Entertainment Limited (incorporated under the laws of British Virgin Islands, “Elite Limited”) (“Elite Limited” and together with Elite Fun Entertainment, “Elite Fun”). Each of the Company, Elite Fun Entertainment, and Elite Limited is here referred to as the “Parties”, and each a “Party”).
WHEREAS, the Company and Elite Fun entered into that certain share purchase agreement, dated December 28, 2023 (as amended, the “Share Purchase Agreement”), pursuant to which Elite Fun wished to purchase and the Company wished to sell 7,330,000 shares of Company common stock, par value $0.0001 (the “Purchased Shares”), at a purchase price of $0.9, for an aggregate purchase of approximately $6,600,000.00 (the “Purchase Price”);
WHEREAS, the Company and Elite Fun entered into that certain letter agreement, dated February 1, 2024 (the “First Letter Agreement”), whereas Elite Fun agreed to pay the Purchase Price in two tranches with the first payment of $2,597,000 being paid, in cash, within 10 days of the execution of the First Letter Agreement (the “first tranche”) and the balance of the Purchase Price being paid as soon as practicable following the execution of the First Letter Agreement (the “second tranche”);
WHEREAS, the Company and Elite Fun entered into that certain letter agreement, dated February 28, 2024 (the “Second Letter Agreement”), whereas Elite Fun agreed to pay the Purchase Price in two tranches with the first payment of $2,000,000 being paid, in cash, upon the execution of the Second Letter Agreement and the balance of the Purchase Price being paid within 30 days following execution of the Second Letter Agreement;
WHEREAS, on February 28, 2024, Elite Fun made a payment of $2,000,000 towards the Purchase Price of the Purchased Shares (the “Initial Payment”);
WHEREAS, the Parties entered into that certain letter agreement, dated March 7, 2024, (the “Third Letter Agreement” and, together, with the Share Purchase Agreement, the First Letter Agreement and the Second Letter Agreement, the “Agreements”) for the purpose of superseding the First Letter Agreement and the Second Letter Agreement and revising the payment schedule for the Purchased Shares, pursuant to which the Company issued all of the Purchased Shares to Elite Limited, and Elite Limited agreed to pay  the remaining balance of $4,597,000 on the Purchase Price (the “Remaining Balance”), within 2 months from the date of the Third Letter Agreement;
WHEREAS, pursuant to the Third Letter Agreement, Elite Limited pledged, assigned, and granted to the Company a first priority lien and security interest in favor of the Company in and to all of its right, title and interest in 5,107,778 of the Purchased Shares (the “Pledged Shares”) with respect to Elite Fun’s obligation to pay the Remaining Balance;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Subject to the terms and conditions of this Termination Agreement, the Agreements shall be hereby terminated as of the date on which all of the conditions set forth in Section 2 below are satisfied (the “Effective Date”).
This Termination Agreement shall become effective upon the satisfaction of the following conditions:
•	The execution and delivery of this Agreement;
•	The Company shall have paid to Elite Fun in cash in the amount of $2,000,000 by wire transfer or check to an account designated by Elite Fun;
•	Elite Fun shall have transferred to the Company the Purchased Shares, including executing any agreement or documentation necessary in order to effectuate such transfer; and
•	Elite Fun shall have delivered to the Company any documents or certificates reasonably requested by the Company.
From and after the Termination Date, no Party shall have any further or continuing obligation to the other Party pursuant to the Agreements.  For the avoidance of doubt, on the Effective Date, the obligations of Elite Fun to pay the Remaining Balance shall be cancelled, terminated or extinguished, and the Company acknowledges and agrees that it has not raised and will not, at any time, raise any claims against, or attempt to collect any payments pursuant to the Agreements from each of Elite Fun, Elite Limited, or any of their respective successors, assigns, affiliates or subsidiaries (collectively, the “Released Parties”).  The Company acknowledges and agrees that after the Termination Date each of Elite Fun shall have no further obligations under the Agreements and hereby releases the Released Parties from any and all obligations or liabilities in connection with the Agreements, and that Elite Fun shall not have any rights, interests or claim against any Purchased Shares and shall no longer be a stockholder of the Company as a result of beneficial ownership of the Purchased Shares.
Each Party hereby represents and warrants to the other Party that (a) such Party has full power and authority to enter into this Termination Agreement and (b) this Termination Agreement, when executed and delivered by such Party, will constitute valid and legally binding obligations of such Party, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Elite Fun represents and warrants that it has not sold, disposed of, or otherwise transferred any of the Purchased Shares.
Elite Fun represents and warrants that the Purchased Shares will be sold or transferred to the Company free and clear of any lien, mortgage, pledge (except as with respect to the pledge of the Purchased Shares in favor of the Company pursuant to the Second Letter Agreement), charge, security interest, adverse claim or other encumbrance, participation or ownership interest in favor of any other person.

Elite Fun and the Company shall use reasonable effort to pursue, negotiate and finalize a strategic partnership agreement in order to advance and facilitate the Company’s gaming, entertainment and related business operations in China and the Asia Pacific Region.
This Termination Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Termination Agreement, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statute of limitations, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS‑CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (A) THIS TERMINATION AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (B) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
This Termination Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.
This Termination Agreement constitutes the complete understanding of the Parties hereto regarding the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other statement or promise relating to the subject matter hereof that is not contained herein, shall be valid or binding.  This Termination Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, trustees, representatives, successors, and assigns.  This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.
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IN WITNESS WHEREOF, the Parties have or have caused their duly authorized representatives to execute and deliver this Termination Agreement as of the date first written above.
ALLIED GAMING & ENTERTAINMENT INC.

By:            /s/ Yinghua Chen
Name:   Yinghua Chen
Title:       Chief Executive Officer
ELITE FUN ENTERTAINMENT LIMITED
(INCORPORATED IN MACAO)

By:            /s/ Patton Dai
Name:   Patton Dai
Title:       President
ELITE FUN ENTERTAINMENT LIMITED
(INCORPORATED IN BRITISH VIRGIN ISLANDS)
By:            /s/ Xiaocao Ning
Name:   Xiaocao Ning
Title:       Director